EXHIBIT 32.1

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Macatawa Bank Corporation (the "Company") that the Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 2022 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Ronald L. Haan
Ronald L. Haan
Chief Executive Officer
(Principal Executive Officer)

/s/ Jon W. Swets
Jon W. Swets
Senior Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: October 27, 2022